EXHIBIT 4
                                                                       ---------


                         [Deloitte & Touche Letterhead]


                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Annual Report of The Descartes Systems Group Inc. on Form 40-F for the year ended January 31, 2004 of our report dated May 14, 2004, except as to Note 16 which is as of May 19, 2004..

We also consent to the incorporation by reference in Registration Statements (Nos. 333-10666, 333-11636, 333-13058, 333-13746, 333-13768 and 333-89694) of
The Descartes Systems Group Inc. on Form S-8 of our report dated May 14, 2004, except as to Note 16 which is as of May 19, 2004 appearing in the Annual Report on Form 40-F of The Descartes Systems Group Inc. for the year ended January 31, 2004.


/s/ Deloitte & Touche LLP


Chartered Accountants
June 18, 2004